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                                                                    EXHIBIT 99.1

contact: Suzy W. Taylor
         (866) 652-1810


                  FIRSTCITY FINANCIAL ANNOUNCES RESIGNATION OF
                   DAVID W. MACLENNAN FROM BOARD OF DIRECTORS

      WACO, TEXAS, July 17, 2002 - FirstCity Financial Corporation (NASDAQ:
FCFC) today announced that David W. MacLennan has resigned as a member of the company's board of directors. Mr. MacLennan has served on the board since July, 1995, at which time he was an executive with FirstCity's long time partner, Cargill Financial Services Corp. Mr. MacLennan left CFSC in September, 2000 to join USBancorp Piper Jaffray. He has recently rejoined Cargill in a position in Geneva, Switzerland and due to geographic considerations Mr. MacLennan felt that he could no longer adequately fulfill his duties as a FirstCity director. Jeffrey D. Leu, the head of the Value Investment Group at Cargill Financial Services Corp. currently serves on the FirstCity board of directors

James T. Sartain, CEO of FirstCity said, "Dave has been a valuable member of FirstCity's board of directors since the company was formed in 1995. His contributions and insights have been valuable assets to the company. We appreciate his service and wish Dave all the best in the future."

FirstCity is a diversified financial services company with operations dedicated to portfolio asset acquisition and resolution and consumer lending with offices in the U.S. and with affiliate organizations in France and Mexico. Its common
(FCFC) and preferred (FCFCO) stocks are listed on the Nasdaq National Market System.